Exhibit 99.1


SECURED DIVERSIFIED INVESTMENT, LTD. ENTERS INTO AGREEMENT TO SELL 1,400,000 OF
              SHARES OF COMMON STOCK TO LONDON INVESTMENT COMPANY

Newport Beach, California, August 25, 2004 -- Secured Diversified Investment, Ltd. (OTCBB:SCDI.OB) announced today that it has signed an agreement with a private investment company located in London, England, for the purchase by the investment company of 1,400,000 shares of Secured Diversified common shares in exchange for shares of the investment company.

The investment company will apply for its shares to be admitted to trading on the London Stock Exchange as an investment trust. The investment company has been established specifically to invest in US micro cap companies with long term growth potential. The investment company expects its shares to be trading on the London Stock Exchange by September 30, 2004.

"This investment will enhance our balance sheet, increase our access to cash and also improve our ability to acquire additional properties, said Clifford L. Strand, CEO of Secured Diversified.

The investment company has entered into a "lock-up" agreement with Secured Diversified pursuant to which it has agreed not to trade Secured Diversified shares it will receive as a result of this transaction for a period of one year from the closing date. Secured Diversified has agreed to file a registration statement with the SEC allowing the public resale of the common shares by the investment company, commencing at the expiration of the "lock-up" period. In full payment for the shares of Secured Diversified, the investment company will issue to Secured Diversified unrestricted Ordinary Shares at a price per share valued at One Pound Sterling.

Thirty percent of the investment company's shares will be held in escrow for one year following their issuance to protect the investment company against a decline in the price of the Secured Diversified common stock, measured one year from the closing date. For each one percent decline in the closing price of Secured Diversified common stock, the investment company shall be entitled to receive one percent of the escrowed shares. The remaining shares held in escrow shall be released to Secured Diversified at such time. The closing of this transaction is subject to certain contingencies, including the listing of the investment company shares on the London Stock Exchange on or before September 30, 2004.

ABOUT SECURED DIVERSIFIED INVESTMENT, LTD.

Secured Diversified Investment, Ltd. is a diversified real estate holding and financial services company. Diverse in industry segment by acquiring and owning / managing office buildings, shopping centers, hotels, apartment buildings and self storage buildings. The company estimates that the net fair market value of its portfolio is in excess of $10 million.

The company intends to build a portfolio of income generating assets that will be, as a whole, less sensitive to economic downturns in any particular region of the United States or in any particular industry. Presently, the focus is on acquiring properties valued in the $5-20 million range.

Note: Certain statements in this news release may contain "forward looking" information within the meaning of rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Act of 1934 and are subject to the safe harbor created by those rules. There can be no assurance that such forward-looking statements will be accurate and actual results and future events could differ materially from those anticipated in such statements.

Contact:
Mark Taggatz
Investor & Media Relations
Tel: 951-244-2828
email: taggatz@earthlink.net